Exhibit 99.2

ViasatTM Q3 FY23 SHAREHOLDER LETTER

Fellow Shareholders, We are happy to report that after a long, painstaking process the first ViaSat-3 satellite has completed construction and testing, and is scheduled for launch the week of April 8th. With the approach of this first launch it’s worth reviewing why we decided to invest in the ViaSat-3 constellation and the opportunities it enables. Our success in satellite broadband builds on three simple points: 1) broadband customers value speed and bandwidth, 2) space systems are capital intensive so efficiently matching bandwidth supply from space to geographic and temporal demand on the ground (and in the air) drives economic success, and 3) global mobility markets are difficult or impossible to serve terrestrially and are among the most valuable – and technically challenging – to serve efficiently. With ViaSat-1 and ViaSat-2 we were able to test these value propositions in real, highly competitive regional markets in and around North America. They’ve worked well and we are confident they will continue to do so. With each satellite network we introduced space and ground innovations focused on speed, bandwidth, and the ability to more efficiently match bandwidth supply and demand. The supply/demand matching problem is especially critical in mobility where aircrafts and ships converge at transportation hubs. Our success in North American In-Flight Connectivity (IFC) supports our thesis – demonstrated by our airline customers’ ability to offer free Wi-Fi to all of their passengers, including at congested hub airports, at scale. The ViaSat-3 system is intended to enable a substantial leap in space and ground technology—designed to deliver far more bandwidth per unit of capital, over very large coverage areas, with dynamic control over when and where that bandwidth is delivered. And, by building three satellites concurrently we can extend these capabilities and economic advantages to global mobility markets, not just regionally. We are confident our success in the North American IFC market can be extended globally, and that our initial forays into Australia, Brazil, Europe and, more recently, China are indicative of that. When we decided to undertake the ViaSat-3 program we understood there were cost and schedule risks. Existing technology, or fewer than three satellites, could not unlock the opportunities in global mobility. We’ve faced technical, manufacturing and unprecedented pandemic challenges along the way, as did our spacecraft manufacturer. Recently, launch scheduling also added somewhat to the delay. With the Americas satellite complete, we believe the ViaSat-3 specific issues for the EMEA and APAC satellites are largely behind us. We believe the technology is state-of-the-art, benefits from powerful technology trends in cloud computing, AI, and cyber security and creates a foundation for more performance gains. Tests of the space and ground technologies support that. The costs and schedules for the EMEA and APAC satellites are significantly improved relative to the Americas first flight, as we and our spacecraft manufacturer refined construction and test methods, and pandemic effects diminished. The delay in the first satellite meant our bandwidth supply in the U.S. could not keep pace with our very rapid IFC growth. We decided to continue to grow IFC by re-allocating bandwidth from residential to IFC. The upcoming launch of ViaSat-3 Americas offers abundant fuel for renewed residential growth. It enables more attractive service plans and/or pricing and the ability to focus more bandwidth on the highest demand areas. There are still an estimated 10 to 15 million U.S. homes that are candidates for high speed, high bandwidth satellite services. U.S. residential earnings are attractive and we believe we can reignite solid growth there again. We are disappointed with the delay, but positioned for growth: Immediately subsequent to quarter-end, we concluded the sale of our Link-16 Tactical Data Links business for $1.96 billion (Link-16 TDL Sale), which yielded gains of over $1.5 billion and about $1.8 billion in cash, net of taxes. While it reduces our continuing operations revenue and earnings outlook, we believe we are positioned to achieve our ongoing growth objectives via a greater focus on the satellite services opportunities enabled by ViaSat-3. The gain in FY2023 will make this year, by far, the most profitable in our history and the related cash proceeds strengthens our balance sheet and fuels the success-based capital investments associated with growth. Our IFC business is seeing very robust growth – not only in aircraft in service, follow-on orders from existing customers, and wins with new airlines – but also in engagement among passengers as airlines leverage our performance and scale, especially in North America. Other nascent mobility markets (e.g. business aviation and maritime) are seeing attractive growth on relatively small bases enabled by current satellites. The regulatory decision processes for the Inmarsat transaction are nearing completion. We believe the transaction can accelerate our evolution to primarily serving global mobility customers. The respective space systems are highly complementary, given our historic focus on regional service and Inmarsat’s legacy mission of global coverage. We believe the combined company will benefit customers by delivering more service options sooner, and greater operational and capital synergies. Also, the underlying technology in ViaSat-3 could transform Inmarsat’s L-band services, including in the emerging direct-to-device market. Viasat enters calendar 2023 at a milestone moment for the company’s next phase of growth. With deployment of two of our ViaSat-3 satellites planned for the first half of fiscal year 2024, and with the recent completion of the Link-16 TDL Sale, Viasat is moving deliberately towards its future as a global communications services company, delivering high-volume, affordable bandwidth across mobility, consumer, enterprise and government applications. We are excited and energized by the opportunities, the very large and diverse addressable markets, the huge amounts of bandwidth we’ll have available, and the revenue, earnings, and free cash flow prospects created. Shareholder Letter | Q3 Fiscal Year 2023 1

Q3 FY2023 Financial Results

- Subsequent to quarter end, on January 3, 2023, Viasat completed the Link-16 TDL Sale for $1.96 billion. Net cash proceeds are expected to be approximately $1.8 billion after taxes, fees, and other expenses. The gain on the sale is expected to be the dominant factor in FY2023 full year profitability

- Revenue[1] for Q3 FY2023 was slightly down YoY to $714 million while revenue from continuing operations increased 4% YoY to $651 million

- Net loss[2] of $42 million for Q3 FY2023 increased by $36 million compared to Q3 FY2022 primarily due to lower Adjusted EBITDA and higher income tax and interest expense

- Adjusted EBITDA[3] for the quarter declined 15% YoY to $139 million. Adjusted EBITDA from continuing operations declined 3% YoY to $122 million primarily due to lower revenue from fixed broadband, network costs associated with the upcoming ViaSat-3 launch, and outsized continuing operations cost base under active management, partially offset by continued growth in commercial air IFC service

- Commercial Networks revenue increased 20% YoY and 35% sequentially - excluding the impact of the Acacia litigation payment in Q2 FY2023 - driven primarily by increased commercial air IFC terminal shipments

- Government Systems revenue from continuing operations grew 3% YoY driven by 10% YoY growth from service revenue despite ongoing certification delays and supply chain issues

- Satellite Services revenue was slightly down YoY, with fewer residential subscribers in the U.S. partially offset by higher fixed broadband ARPU, higher IFC revenue from 17% more aircraft in service compared to Q3 FY2022, and organic growth in LATAM international fixed broadband

- Awards[4] for the quarter increased 8% YoY to $617 million, while awards from continuing operations increased 14% YoY driven primarily by strong bookings in Commercial Networks for commercial air IFC terminal shipments and antenna systems products

- Net leverage[5] increased sequentially to 4.7x LTM Adjusted EBITDA, with higher net debt and lower Adjusted EBITDA. Pro forma for the Link-16 TDL Sale, net leverage would have been approximately 2.0x LTM Adjusted EBITDA

AWARDS[4]
$ in millions



$569
$617
$1,996
$2,514
Q3 FY22
Q3 FY23
Q3 FY22 YTD
Q3 FY23 YTD

REVENUE[1]
$ in millions



Discontinued Ops
Continuing Ops
$720
$714
$2,086
$2,137
Q3 FY22
Q3 FY23
Q3 FY22 YTD
Q3 FY23 YTD

OPERATING INCOME (LOSS)[6]
$ in millions



$4.5
($17.5)
$29.1
($17.6)
Q3 FY22
Q3 FY23
Q3 FY22 YTD
Q3 FY23 YTD

NET INCOME (LOSS)[2]
$ in millions



($6.6)
($42.2)
$13.6
($112.0)
Q3 FY22
Q3 FY23
Q3 FY22 YTD
Q3 FY23 YTD

NON-GAAP NET INCOME (LOSS)[2]
$ in millions



$24.7
($10.9)
$83.4
($13.9)
Q3 FY22
Q3 FY23
Q3 FY22 YTD
Q3 FY23 YTD

ADJ. EBITDA[3]
$ in millions



Discontinued Ops
Continuing Ops
$163
$139
$477
$459
Q3 FY22
Q3 FY23
Q3 FY22 YTD
Q3 FY23 YTD

Shareholder Letter | Q3 Fiscal Year 2023 2

Government Systems AWARDS4, REVENUE1 AND ADJ. EBITDA3 $ in millions Discontinued Ops Continuing Ops $168 $162 Awards $270 $244 Revenue $81 $68 Adj. EBITDA Q3 FY22 Q3 FY23 Segment Highlights Achieved record year to date Q3 FY2023 awards, exceeding $1 billion in awards for the first nine months of FY2023, an increase of 26% YoY Awarded IDIQ contract worth up to $325 million over a five-year period to support SOCOM with advanced mission equipment, services and support to sustain and improve situational awareness, integration, terrestrial networking, ISR, tactical satellite communications, information assurance and network management capabilities High speed crypto product sales at record pace for the year, including $10 million award in Q3 FY2023 for cloud data center encryption Subsequent to Q3 FY2023, on January 3, 2023, we completed the Link-16 TDL Sale to L3Harris for approximately $1.96 billion AWARDS4, REVENUE1 AND ADJ. EBITDA3 $ in millions $838 $1,053 Awards $809 $762 Revenue $235 $202 Adj. EBITDA Q3 FY22 YTD Q3 FY23 YTD BACKLOG7 AND UNAWARDED IDIQ $ in millions $956 $1,099 Backlog $3,765 $3,600 Unawarded IDIQ Q3 FY22 Q3 FY23 Awards In Q3 FY2023, Government Systems awards were $162 million, a decrease of 3% YoY. The decrease YoY was driven primarily by tactical data links products (which is part of our Link-16 TDL business that was held for sale during the period) and network management services partially offset by awards growth from government mobile broadband services and tactical satcom radio products. Government Systems ended the quarter with backlog of $1.1 billion. Awards and backlog7 from continuing operations in Government Systems were $122 million and $530 million, respectively. Revenue Q3 FY2023 Government Systems revenue was $244 million, a decrease of 10% YoY. Product revenues declined 18% YoY primarily from lower tactical data links product deliveries partially offset by 12% YoY services revenue growth mostly due to tactical satcom networks. Revenue from continuing operations was $182 million, an increase of 3% compared to the prior year period. Certification delays constrained growth during the third quarter, however, subsequent to quarter-end progress was made in mitigating this bottleneck. Adjusted EBITDA Government Systems Q3 FY2023 Adjusted EBITDA was $68 million, a decrease of 16% YoY driven predominantly by the lower flow through of product revenue from tactical data links. Adjusted EBITDA from continuing operations grew 15% YoY to $51 million compared to Q3 FY2022. The YoY continuing operations increase resulted primarily from higher gross margins from services businesses, which offset higher R&D expenses. Shareholder Letter | Q3 Fiscal Year 2023 3

Satellite Services

AWARDS, REVENUE AND ADJ. EBITDA[3]
$ in millions



$311
$310
$310
$302
$111
$90
Awards
Revenue
Adj. EBITDA
Q3 FY22
Q3 FY23

AWARDS, REVENUE AND ADJ. EBITDA[3]
$ in millions



$890
$934
$884
$915
$323
$284
Awards
Revenue
Adj. EBITDA
Q3 FY22 YTD
Q3 FY23 YTD

REVENUE MIX
Annual and Quarterly Trends



16%
20%
23%
12%
35%
FY18
FY19
FY20
FY21
FY22
37%
39%
42%
43%
47%
Q3 FY22
Q4 FY22
Q1 FY23
Q2 FY23
Q3 FY23
U.S. Fixed Broadband
Mobility / International / Other

Segment Highlights

- Supporting IFC customer Delta Air Lines to deliver their recently introduced free in-flight Wi-Fi offering
- Selected by a major global airline for a portion of their widebody fleet
- Brought 160 aircraft into service during the quarter, bringing total aircraft in-service to 2,110, an increase of 17% YoY
- Announced new partnership with Microsoft's Airband Initiative, becoming their first satellite partner in the initiative, to help deliver internet access to 10 million people around the globe, including 5 million across Africa. The partnership aims to expand access to connectivity in the Democratic Republic of the Congo, Nigeria, Guatemala, Mexico and the United States
- Received Better Satellite World Award from Space & Satellite Professionals International for helping Ukrainian refugees in Slovakia access the internet through satellite connectivity

Revenue

Q3 FY2023 Satellite Services revenue was $302 million, a 2% decrease YoY and a 1% increase sequentially. Strong commercial air IFC service growth was offset by a decline in U.S. fixed broadband subscribers. We expect continued declines in U.S. fixed broadband subscribers until we begin to scale commercial service on ViaSat-3 Americas in early summer of calendar 2023.

Adjusted EBITDA

Satellite Services Q3 FY2023 Adjusted EBITDA was $90 million, a 19% decrease YoY and a 1% decrease sequentially. The Adjusted EBITDA decline was primarily due to ground network activation expenses associated with the upcoming ViaSat-3 launches, declines in the U.S. fixed broadband subscriber base, lower gross margins from energy services and international expansion costs, offset by strong commercial air IFC services growth.



Aircraft Installed
Aircraft In-Service
1,880
1,910
1,930
1,970
2,140
1,800
1,830
1,900
1,950
2,110
Q3 FY22
Q4 FY22
Q1 FY23
Q2 FY23
Q3 FY23
Commercial Aircraft

Shareholder Letter | Q3 Fiscal Year 2023 4

Commercial Networks AWARDS, REVENUE AND ADJ. EBITDA3 $ in millions $90 $145 $140 $167 ($29) ($19) Awards Revenue Adj. EBITDA Q3 FY22 Q3 FY23 Segment Highlights Grew new business awards 62% YoY to $145 million in Q3 FY2023 from continued demand for commercial air IFC terminal orders Completed final integrated test milestone in the ViaSat-3 Americas satellite program and progressed to the flight final phase of integration. Launch is anticipated for the week of April 8th in Cape Canaveral Selected by Sichuan Airlines and AeroSat Link, a subsidiary of China Satcom, to provide IFC technology and equipment for installation on its Airbus A320 family of aircraft Awards In Q3 FY2023, Commercial Networks awards increased 62% compared to Q3 FY2022 driven by strong orders from commercial air IFC terminals, antenna systems programs and energy products. AWARDS, REVENUE AND ADJ. EBITDA3 $ in millions $267 $527 $393 $460 $82 $26 Awards Revenue Adj. EBITDA Q3 FY22 YTD Q3 FY23 YTD Revenue Q3 FY2023 Commercial Networks revenue was $167 million, an increase of 20% YoY. Third quarter deliveries grew as anticipated with commercial air products delivering over 240 IFC terminals, a significant increase over the prior year period and the previous quarter. Growth from energy products and satellite products also contributed to the YoY increase. Adjusted EBITDA Commercial Networks Q3 FY2023 Adjusted EBITDA was a loss of $19 million, an improvement of 33% YoY. Increased revenue flow through from commercial air IFC terminals and energy products combined with a significant reduction of R&D expenditures for satellite payload and ground network development were the main contributors for the YoY improvement. ViaSat-3 Update The ViaSat-3 EMEA satellite is undergoing spacecraft integration at Boeing and the ViaSat-3 APAC satellite is nearing completion of final payload integration and testing at our Tempe, Arizona facility. Shareholder Letter | Q3 Fiscal Year 2023 5

Balance Sheet, Cash Flows and Liquidity

Operating Cash Flow

Viasat generated $89 million in operating cash flow during the quarter, a decrease of 44% YoY and 53% sequentially. The YoY comparison reflects the decrease in operating results and increased working capital tied to accounts receivable and IFC product inventory concurrent with revenue growth and higher terminal deliveries for that business.

OPERATING CASH FLOW
$ in millions


$159
$119
$40
$188
$89
Q3 FY22
Q4 FY22
Q1 FY23
Q2 FY23
Q3 FY23

Capital Expenditure & Investment

Q3 FY2023 capital expenditures were $296 million, an increase of 25% YoY. The increase was primarily due to higher expenditures in capitalized software development and other related infrastructure and to a lesser extent increased satellite capital expenditures for the ViaSat-3 constellation program.

CAPITAL EXPENDITURE & INVESTMENT
$ in millions


$237
$279
$271
$284
$296
Q3 FY22
Q4 FY22
Q1 FY23
Q2 FY23
Q3 FY23

Debt and Leverage

Net debt increased $220 million sequentially to $2.8 billion at the end of Q3 FY2023 while net leverage increased to 4.7x LTM Adjusted EBITDA. During the quarter, our liquidity declined to $339 million, which included $182 million in cash and cash equivalents and $157 million of remaining borrowing capacity under our revolving credit facility.

With the closing of the Link-16 TDL Sale immediately following quarter end, we significantly increased liquidity and applied a portion of the net proceeds of the sale to reduce debt. Our pro forma net leverage after giving effect to the Link-16 TDL sale would have been approximately 2.0x LTM Adjusted EBITDA at the end of Q3 FY2023 and pro forma liquidity would have been approximately $2.3 billion.

NET DEBT & NET LEVERAGE RATIO[5]
$ in millions (except net leverage)


3.2x
3.6x
4.2x
4.2x
4.7x
$2,031
$2,214
$2,443
$2,571
$2,791
Q3 FY22
Q4 FY22
Q1 FY23
Q2 FY23
Q3 FY23

Shareholder Letter | Q3 Fiscal Year 2023 6

Outlook During Q3 FY2023, consolidated financial performance was adversely impacted by weakness in our Link-16 TDL business while our continuing operations benefitted from Government Systems’ tactical satcom networks business and seasonally lower R&D expense. For the full year FY2023, we expect Adjusted EBITDA from continuing operations to be roughly flat YoY, with fourth quarter bearing increased ViaSat-3 ground network operating expenses in preparation for ViaSat-3 Americas service launch and some IFC terminal deliveries shifting to the right due to delays in new aircraft deliveries to our airline customers. This excludes the significant gain from the Link-16 TDL Sale, and the related stranded cost remediation charges expected in Q4 FY2023. Full year FY2023 earnings will be very strong, dominated by the Link-16 TDL Sale. Fiscal year 2024 will be an exciting year for us as we begin to deploy and scale our ViaSat-3 constellation, including the first two satellite launches. While growth timing reflects the delays incurred in launching ViaSat-3, the opportunities are very attractive. For the full year FY2024, we expect Adjusted EBITDA from continuing operations to grow double digits YoY. Cash flow from operations is expected to improve YoY driven by Adjusted EBITDA growth and a reduction in working capital. Despite the launches of both ViaSat-3 Americas and ViaSat-3 EMEA, we believe capital expenditures will remain flat compared to FY2023 with a larger portion of our investments moving to success-based expenditures as we seed a resurgence in growth for our fixed broadband business. This brings FY2024 net leverage targets to around 4.0x as we transition to our fully deployed network in FY2025. We expect Q1 FY2024 to be impacted by ViaSat-3 launch related costs, increased advertising and ground network expenses, seasonality in IFC services and weakness in U.S. fixed broadband in advance of ViaSat-3 Americas. The quarterly profile of revenue and Adjusted EBITDA is expected to improve throughout the year as we scale our commercial service on ViaSat-3 Americas in early summer with incremental margins improving in later quarters. Longer term – on a stand-alone basis and pro forma for the Link-16 TDL Sale – we expect to achieve much faster growth in FY2025, as we scale into our ViaSat-3 satellites following their launch. We continue to believe that we will achieve our stand-alone FY2025 target of doubling revenue and more than doubling Adjusted EBITDA relative to FY2020 – again, pro forma for the Link-16 TDL Sale. We remain committed to delivering positive free cash flow shortly after ViaSat-3 EMEA enters commercial service. Considering the cash flow effects of the Link-16 TDL Sale, the current ViaSat-3 launch schedules, and quarterly seasonality and boundary effects, we anticipate achieving positive free cash flow in the spring of calendar 2025, approximately two quarters later than our prior guidance. Sincerely, Mark Dankberg Shareholder Letter | Q3 Fiscal Year 2023 7

Endnotes 1. Revenue includes both continuing and discontinued operations unless otherwise noted. Satellite Services and Commercial Networks revenue is not impacted by the discontinued operations. 2. Net income (loss) as used herein is defined as net income (loss) attributable to Viasat, Inc. common stockholders, and includes net income (loss) from both continuing and discontinued operations. 3. A reconciliation of Adjusted EBITDA to net income (loss) attributable to Viasat, Inc. is provided at the end of this letter. Adjusted EBITDA includes Adjusted EBITDA from both continuing and discontinued operations. On the Satellite Services and Commercial Networks segment pages, Adjusted EBITDA is only applicable to continuing operations; however, for all three segments Adjusted EBITDA includes certain corporate and other indirect costs previously allocated to the discontinued operations that have been reallocated across all three segments for the periods presented. 4. Awards include continuing and discontinued operations. Amounts include awards from continuing operations of $577 million and $2,130 million for the three and nine months ended December 31, 2022, respectively. Government Systems segment amounts include awards from continuing operations of $122 million and $668 million for the three and nine months ended December 31, 2022, respectively. 5. Net leverage ratio is defined as principal amount of total debt less cash and cash equivalents, divided by LTM Adjusted EBITDA. 6. Operating income (loss) includes both continuing and discontinued operations. 7. Backlog includes both continuing and discontinued operations. Backlog from continuing operations was $1.6 billion and $1.7 billion as of December 31, 2021, and December 31, 2022, respectively. Government Systems segment backlog from continuing operations was $438 million and $530 million as of December 31, 2021, and December 31, 2022, respectively. Shareholder Letter | Q3 Fiscal Year 2023 8

Forward Looking Statements This shareholder letter contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to satellite construction and launch activities, including expectations regarding completion, launch and deployment of our ViaSat-3 class satellites and capacity constraints prior to commencement of commercial service; the expected net cash proceeds, use of proceeds and other benefits of the Link-16 TDL Sale; the proposed acquisition of Inmarsat (the Inmarsat Transaction) and statements regarding the expected timing, financing and benefits thereof; the satisfaction of regulatory and other closing conditions to the Inmarsat Transaction; projections of earnings, revenue, net leverage, capital investments, costs or other financial items, including financial guidance and outlook and expectations for performance and results of operations for the remainder of FY2023 and beyond; the performance and anticipated benefits of our ViaSat-3 class satellites; anticipated trends in our business or key markets; the ability to capitalize on awards received and unawarded IDIQ contract vehicles; future economic conditions; the development, demand, customer acceptance and anticipated performance of technologies, products or services; our plans, objectives and strategies for future operations; international growth and expansion opportunities; statements regarding existing and prospective orders from current and new IFC customers; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: risks and uncertainties related to the Inmarsat Transaction, including the failure to obtain, or delays in obtaining, required regulatory approvals or clearances; the risk that any such approval may result in the imposition of conditions that could adversely affect us or the expected benefits of the Inmarsat Transaction; the failure to satisfy any of the closing conditions to the Inmarsat Transaction on a timely basis or at all; any adverse impact on our business as a result of uncertainty surrounding the Inmarsat Transaction or on the business of Inmarsat as a result of uncertainty surrounding the Inmarsat Transaction; the nature, cost and outcome of any legal proceedings related to the Inmarsat Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement for the Inmarsat Transaction, including in circumstances requiring us to pay a termination fee with respect to the Inmarsat Transaction; the risk that our stock price may decline significantly if the Inmarsat Transaction is not consummated; the failure to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the Inmarsat Transaction; risks that the Inmarsat Transaction disrupts current plans and operations or diverts management’s attention from its ongoing business; the effect of the announcement of the Inmarsat Transaction on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers and others with whom we do business; our ability to successfully integrate Inmarsat operations, technologies and employees; our ability to realize anticipated benefits and synergies of the Inmarsat Transaction, including the expectation of enhancements to our products and services, greater revenue or growth opportunities, operating efficiencies and cost savings; our ability to ensure continued performance and market growth of our business following the closing of the Inmarsat Transaction and Link-16 TDL Sale; our ability to realize the anticipated benefits of the ViaSat-3 class satellites and any future satellite we may construct or acquire; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband services on our anticipated timeline or at all; capacity constraints in our business in the lead-up to the launch of commercial services on our ViaSat-3 satellites; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees or the overall economy; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions; delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of recent changes to U.S. tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www. sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason. Shareholder Letter | Q3 Fiscal Year 2023 9

Use of Non-GAAP Financial Information To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Viasat uses non-GAAP net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to Viasat’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below. Copyright © 2023 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners. Shareholder Letter | Q3 Fiscal Year 2023 10

Viasat Third Quarter Fiscal Year 2023 Results

Financial Results

(In millions, except per share data)	Q3 FY23	Q3 FY22	Year-Over-Year Change	First 9 Months FY23	First 9 Months FY22	Year-Over-Year Change
Revenues from continuing operations	$651.4	$625.3	4%	$1,890.1	$1,810.4	4%
Revenues from discontinued operations	$62.7	$94.5	(34)%	$247.1	$275.5	(10)%
Total	$714.1	$719.7	(1)%	$2,137.1	$2,085.9	2%
Net income (loss) (1)	($42.2)	($6.6)	539%	($112.0)	$13.6	*
Non-GAAP net income (loss) (1)	($10.9)	$24.7	*	($13.9)	$83.4	*
Adjusted EBITDA	$138.9	$162.8	(15)%	$459.0	$476.9	(4)%
Diluted per share net income (loss) (1)	($0.55)	($0.09)	511%	($1.48)	$0.19	*
Non-GAAP diluted per share net income (loss) (1), (2)	($0.14)	$0.33	*	($0.18)	$1.12	*
Fully diluted weighted average shares (2)	76.1	73.9	3%	75.6	73.0	4%

New contract awards (3), (6)	$617.1	$568.9	8%	$2,514.4	$1,995.6	26%
Sales backlog from continuing operations (4)	$1,659.5	$1,620.2	2%	$1,659.5	$1,620.2	2%
Sales backlog from discontinued operations (4)	$568.9	$517.5	10%	$568.9	$517.5	10%
Total (4)	$2,228.4	$2,137.7	4%	$2,228.4	$2,137.7	4%
Segment Results
(In millions)	Q3 FY23	Q3 FY22	Year-Over-Year Change	First 9 Months FY23	First 9 Months FY22	Year-Over-Year Change
Satellite Services
New contract awards (3)	$309.7	$311.3	(1)%	$934.5	$890.5	5%
Revenues	$302.4	$309.7	(2)%	$915.1	$883.9	4%
Operating profit (loss) (5), (7)	($8.4)	$11.5	*	($13.1)	$35.7	*
Adjusted EBITDA (7)	$90.4	$111.0	(19)%	$283.7	$323.4	(12)%

Commercial Networks
New contract awards	$145.4	$89.9	62%	$527.4	$267.0	98%
Revenues	$167.2	$139.7	20%	$460.0	$393.1	17%
Operating profit (loss) (5), (7)	($40.3)	($51.7)	(22)%	($90.4)	($147.8)	(39)%
Adjusted EBITDA (7)	($19.2)	($28.8)	(33)%	($26.4)	($81.9)	(68)%

Government Systems
New contract awards (8)	$162.0	$167.7	(3)%	$1,052.5	$838.1	26%
Revenues from continuing operations	$181.8	$175.9	3%	$515.0	$533.4	(3)%
Revenues from discontinued operations	$62.7	$94.5	(34)%	$247.1	$275.5	(10)%
Total	$244.5	$270.3	(10)%	$762.0	$808.9	(6)%
Operating profit (loss) from continuing operations (5), (7)	$24.8	$19.0	30%	$42.7	$68.4	(38)%
Operating profit (loss) from discontinued operations (5)	$13.8	$33.3	(59)%	$65.7	$93.6	(30)%
Operating profit (loss) (5), (7)	$38.6	$52.3	(26)%	$108.3	$162.1	(33)%
Adjusted EBITDA (7)	$67.6	$80.6	(16)%	$201.7	$235.4	(14)%
Adjusted EBITDA from continuing operations (7)	$50.9	$44.1	15%	$119.6	$131.3	(9)%

(1)	Attributable to Viasat, Inc. common stockholders.
(2)

As the three and nine months ended December 31, 2022 and December 31, 2021 financial information resulted in a net loss from continuing operations, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the three and nine months ended December 31, 2021 resulted in non-GAAP net income, 75.5 million and 74.3 million, respectively, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Awards exclude future revenue under recurring consumer commitment arrangements.
(4)

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our satellite services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Commercial Networks and Satellite Services segments, respectively.

(5)	Before corporate and amortization of acquired intangible assets.
(6)	Amounts include awards from continuing operations of $577.1 million and $2,130.0 million for the three and nine months ended December 31, 2022, respectively.
(7)

These amounts were restated to include certain corporate and other indirect costs previously allocated to the discontinued business that have been reallocated across all three segments for the periods presented.

(8)	Amounts include awards from continuing operations of $122.0 million and $668.1 million for the three and nine months ended December 31, 2022, respectively.
*	Percentage not meaningful.

Shareholder Letter | Q3 Fiscal Year 2023            11

Viasat Third Quarter Fiscal Year 2023 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenues:
Product revenues	$249,315	$226,708	$682,769	$658,355
Service revenues	402,129	398,559	1,207,290	1,152,077

Total revenues	651,444	625,267	1,890,059	1,810,432

Operating expenses:
Cost of product revenues	205,177	185,057	528,478	535,144
Cost of service revenues	277,856	259,175	814,224	740,085
Selling, general and administrative	162,845	165,855	511,661	469,248
Independent research and development	29,444	36,380	96,625	109,597
Amortization of acquired intangible assets	7,433	7,531	22,335	20,859

Income (loss) from operations	(31,311)	(28,731)	(83,264)	(64,501)
Interest (expense) income, net	(8,222)	(5,025)	(11,801)	(17,276)
Other income, net	—	—	1,098	4,118

Income (loss) from continuing operations before income taxes	(39,533)	(33,756)	(93,967)	(77,659)
(Provision for) benefit from income taxes from continuing operations	(5,212)	3,313	(59,045)	21,966
Equity in income (loss) of unconsolidated affiliates, net	(13)	—	(53)	(256)

Net income (loss) from continuing operations	(44,758)	(30,443)	(153,065)	(55,949)
Income (loss) from discontinued operations, net of tax	4,333	26,453	44,045	75,121

Net income (loss)	$(40,425)	$(3,990)	$(109,020)	$19,172

Less: net income (loss) attributable to noncontrolling interest, net of tax	1,803	2,623	3,012	5,526

Net income (loss) attributable to Viasat, Inc.	$(42,228)	$(6,613)	$(112,032)	$13,646

Diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(0.55)	$(0.09)	$(1.48)	$0.19

Diluted common equivalent shares (2)	76,138	73,917	75,586	73,004

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)	Three months ended		Nine months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
GAAP net income (loss) attributable to Viasat, Inc.	$(42,228)	$(6,613)	$(112,032)	$13,646
Amortization of acquired intangible assets	7,433	7,531	22,335	20,859
Stock-based compensation expense	21,135	21,435	64,941	64,676
Acquisition and transaction related expenses (3)	12,113	11,862	40,132	19,352
Other income, net	—	—	—	(4,118)
Income tax effect (1)	(9,348)	(9,524)	(29,292)	(31,036)

Non-GAAP net income (loss) attributable to Viasat, Inc.	$(10,895)	$24,691	$(13,916)	$83,379

Non-GAAP diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(0.14)	$0.33	$(0.18)	$1.12

Diluted common equivalent shares (2)	76,138	75,457	75,586	74,348

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.
(2)

As the three and nine months ended December 31, 2022 and December 31, 2021 financial information resulted in a net loss from continuing operations, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the three and nine months ended December 31, 2021 resulted in non-GAAP net income, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Costs typically consist of acquisition, integration, and disposition costs.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended		Nine months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
GAAP net income (loss) attributable to Viasat, Inc.	$(42,228)	$(6,613)	$(112,032)	$13,646
Provision for (benefit from) income taxes	14,656	3,492	80,652	(3,469)
Interest expense (income), net	8,222	5,025	11,801	17,276
Depreciation and amortization	124,993	127,628	373,480	369,488
Stock-based compensation expense	21,135	21,435	64,941	64,676
Acquisition and transaction related expenses (3)	12,113	11,862	40,132	19,352
Other income, net	—	—	—	(4,118)

Adjusted EBITDA	$138,891	$162,829	$458,974	$476,851

Shareholder Letter | Q3 Fiscal Year 2023            12

Viasat Third Quarter Fiscal Year 2023 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS IS AS FOLLOWS:

(In thousands)	Three months ended		Nine months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
GAAP net income (loss) from continuing operations attributable to Viasat, Inc.	$(46,561)	$(33,066)	$(156,077)	$(61,475)
Provision for (benefit from) income taxes	5,212	(3,313)	59,045	(21,966)
Interest expense (income), net	8,222	5,025	11,801	17,276
Depreciation and amortization	124,993	124,775	366,674	360,392
Stock-based compensation expense	20,455	20,972	62,594	63,294
Acquisition and transaction related expenses (3)	9,815	11,862	32,880	19,352
Other income, net	—	—	—	(4,118)

Adjusted EBITDA from continuing operations	$122,136	$126,255	$376,917	$372,755

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA FROM DISCONTINUED OPERATIONS IS AS FOLLOWS:

(In thousands)	Three months ended		Nine months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
GAAP net income (loss) from discontinued operations attributable to Viasat, Inc.	$4,333	$26,453	$44,045	$75,121
Provision for (benefit from) income taxes	9,444	6,805	21,607	18,497
Interest expense (income), net	—	—	—	—
Depreciation and amortization	—	2,853	6,806	9,096
Stock-based compensation expense	680	463	2,347	1,382
Acquisition and transaction related expenses (3)	2,298	—	7,252	—
Other income, net	—	—	—	—

Adjusted EBITDA from discontinued operations	$16,755	$36,574	$82,057	$104,096

Shareholder Letter | Q3 Fiscal Year 2023            13

Viasat Third Quarter Fiscal Year 2023 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) FROM CONTINUING OPERATIONS BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended December 31, 2022				Three months ended December 31, 2021
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$(8,421)	$(40,266)	$24,809	$(23,878)	$11,459	$(51,687)	$19,028	$(21,200)
Depreciation (4)	77,978	12,097	12,958	103,033	76,890	12,427	13,335	102,652
Stock-based compensation expense	7,256	6,465	6,734	20,455	7,436	7,873	5,663	20,972
Other amortization	7,887	2,504	4,136	14,527	8,131	2,583	3,878	14,592
Acquisition and transaction related expenses (3)	5,822	—	3,993	9,815	7,141	—	4,721	11,862
Other income, net	—	—	—	—	—	—	—	—
Equity in income (loss) of unconsolidated affiliates, net	(13)	—	—	(13)	—	—	—	—
Noncontrolling interest	(60)	—	(1,743)	(1,803)	(60)	—	(2,563)	(2,623)

Adjusted EBITDA from continuing operations	$90,449	$(19,200)	$50,887	$122,136	$110,997	$(28,804)	$44,062	$126,255

Adjusted EBITDA from discontinued operations (5)	—	—	16,755	16,755	—	—	36,574	36,574

Adjusted EBITDA (5)	$90,449	$(19,200)	$67,642	$138,891	$110,997	$(28,804)	$80,636	$162,829

	Nine months ended December 31, 2022				Nine months ended December 31, 2021
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$(13,142)	$(90,442)	$42,655	$(60,929)	$35,714	$(147,800)	$68,444	$(43,642)
Depreciation (4)	232,015	33,630	36,078	301,723	224,614	35,589	36,267	296,470
Stock-based compensation expense	21,841	21,089	19,664	62,594	24,233	22,712	16,349	63,294
Other amortization	23,704	7,681	11,231	42,616	24,580	7,631	10,852	43,063
Acquisition and transaction related expenses (3)	19,511	523	12,846	32,880	14,631	—	4,721	19,352
Other income, net	—	1,098	—	1,098	—	—	—	—
Equity in income (loss) of unconsolidated affiliates, net	(53)	—	—	(53)	(256)	—	—	(256)
Noncontrolling interest	(180)	—	(2,832)	(3,012)	(160)	—	(5,366)	(5,526)

Adjusted EBITDA from continuing operations	$283,696	$(26,421)	$119,642	$376,917	$323,356	$(81,868)	$131,267	$372,755

Adjusted EBITDA from discontinued operations (5)	—	—	82,057	82,057	—	—	104,096	104,096

Adjusted EBITDA (5)	$283,696	$(26,421)	$201,699	$458,974	$323,356	$(81,868)	$235,363	$476,851

(4)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.
(5)	A reconciliation of Adjusted EBITDA and Adjusted EBITDA from discontinued operations is presented on the previous pages.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of
Assets	December 31, 2022	March 31, 2022

Current assets:
Cash and cash equivalents	$182,130	$310,459
Accounts receivable, net	368,827	312,172
Inventories	260,886	197,864
Prepaid expenses and other current assets	156,932	141,386
Current assets of discontinued operations	283,404	197,591

Total current assets	1,252,179	1,159,472

Property, equipment and satellites, net	4,198,133	3,704,991
Operating lease right-of-use assets	310,398	343,339
Other acquired intangible assets, net	207,174	236,043
Goodwill	166,293	168,710
Other assets	667,747	699,280
Non-current assets of discontinued operations	—	77,511

Total assets	$6,801,924	$6,389,346

	As of	As of
Liabilities and Equity	December 31, 2022	March 31, 2022

Current liabilities:
Accounts payable	$300,115	$200,673
Accrued and other liabilities	445,733	482,564
Current portion of long-term debt	41,261	34,911
Current liabilities of discontinued operations	64,114	52,273

Total current liabilities	851,223	770,421

Senior notes	1,688,445	1,686,225
Other long-term debt	1,210,569	764,991
Non-current operating lease liabilities	281,204	316,178
Other liabilities	148,295	153,156
Non-current liabilities of discontinued operations	—	15,781

Total liabilities	4,179,736	3,706,752

Total Viasat, Inc. stockholders’ equity	2,588,754	2,633,866
Noncontrolling interest in subsidiary	33,434	48,728

Total equity	2,622,188	2,682,594

Total liabilities and equity	$6,801,924	$6,389,346

Shareholder Letter | Q3 Fiscal Year 2023            14